                                                                Exhibit (a)(111)

[PEOPLESOFT LETTERHEAD]

September 9, 2004

Dear PeopleSoft Customer:

You may have heard today that the United States District Court has ruled that Oracle's proposed acquisition of PeopleSoft does not violate U.S. antitrust laws. While this ruling will receive extensive press coverage, it is really only another chapter in this ongoing saga. I would like to take this opportunity to share my thoughts on what this ruling means for PeopleSoft, and what it doesn't mean, and what you can expect in the weeks and months ahead.

Most importantly, today's ruling does not mean that Oracle will acquire PeopleSoft.

Our Board of Directors has said from the outset that the proposed acquisition faced tough antitrust scrutiny. The Board's antitrust concerns proved to be well founded as the U.S. Department of Justice (DOJ) and eleven states filed a lawsuit to prevent the proposed acquisition, and the European Commission (EC) issued a formal Statement of Objection. Also, in recommending that stockholders reject each of Oracle's four offers, PeopleSoft's Board of Directors concluded that the offers were inadequate and did not reflect PeopleSoft's real value.

Despite today's ruling, significant issues remain:

     o The DOJ has up to 60 days to file an appeal. If it does so, the appeals court can affirm the lower court's ruling, reverse it, or send the case back for additional proceedings.

     o    The EC review continues under European antitrust law.

     o The tender offer cannot be completed unless PeopleSoft's shareholders rights plan ("poison pill") is eliminated. As it has all along, the Board will continue to exercise its fiduciary responsibility in determining what is in the best interests of our stockholders.

     o Oracle could wage a proxy fight at next year's annual meeting. You may recall that earlier this year Oracle nominated, then withdrew its nominees and PeopleSoft's existing Board members were re-elected by an overwhelming majority-approximately 95 percent of the vote.

     o PeopleSoft's lawsuit against Oracle is scheduled to go to trial November 1, 2004, in Oakland, California. We believe that we can prove to a jury that Oracle intentionally engaged in unfair business practices in connection with its offer, including a deliberate campaign to mislead our customers and prospects, and disrupt our business. We are seeking compensatory damages of more than $1 billion plus punitive damages from Oracle, as well as an injunction to stop its bid.

I want you to know that our dedication to our customers has never wavered during the past 15 months. In return, your support of PeopleSoft has been extraordinary. In spite of this saga, PeopleSoft remains focused on doing what we do best-delivering innovative solutions and the highest levels of customer service in the industry. In fact, we will work even harder for your business, your confidence, and your trust.

Sincerely,


/s/ Craig Conway
----------------
Craig Conway
President & CEO

IMPORTANT ADDITIONAL INFORMATION

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments or supplements) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. The specific forward-looking statements relate to such matters as the impact of PeopleSoft's combination with J.D. Edwards including the integration, the profitability of our international operations, and the combined Company's projected financial performance. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the PeopleSoft's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: our ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; the costs and disruption to our business arising from the Oracle tender offer; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft's filings with the Securities and Exchange Commission. Please refer to PeopleSoft's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q for more information on the risk factors that could cause actual results to differ.